Exhibit 4.1

THE BANK OF NEW YORK MELLON

NEW YORK’S FIRST BANK-FOUNDED 1784 BY ALEXANDER HAMILTON

240 Greenwich Street, New York, NY 10286

October 8, 2026

Hennion & Walsh, Inc.

2001 Route 46, Waterview Plaza

Parsippany, New Jersey 07054

SmartTrust 764 (the “Fund”)

Dear Sirs:

The Bank of New York Mellon is acting as trustee for the Fund, consisting of the unit investment trust (the “Trust”) included in the Registration Statement relating to the Fund. We enclosed a list of the securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such securities as of close of business on October 7, 2026, in accordance with the valuation method set forth in the applicable Standard Terms and Conditions of Trust and Trust Agreement. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust securities in the Registration Statement (No. 333-297625) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units of the Trust and to the filing of this consent as an exhibit thereto.

Very truly yours,

/s/  Margarita Kalantarova

Margarita Kalantarova

Vice President